Exhibit 10.2

FORM OF 2008 TARGET AWARD NOTIFICATION LETTER UNDER FARMER
BROS. CO. 2005 INCENTIVE COMPENSATION PLAN

Dear                     :

The Compensation Committee (“Committee”) has chosen you to be a participant in fiscal 2008 in the Farmer Bros. Co. 2005 Incentive Compensation Plan.

In general, your bonus for fiscal 2008 will be determined primarily by measuring the Company’s financial performance and your achievement of individual goals which the Committee has assigned to you.

The Company’s financial performance will be gauged by the level of achievement of operating cash flow and net sales as determined from the Company’s audited financial statements. “Operating cash flow” is defined as income from operations plus depreciation and ESOP compensation expense, excluding income from the sale of capital assets. A matrix is attached which shows various percentages between 25% and 150% depending on the combined level of achievement of these two criteria.

The Committee has also assigned certain individual goals to you for fiscal 2008. After the end of each Fiscal Year and promptly upon availability of the Company’s audited financial statements, the Committee will determine your level of achievement of the assigned goals within a range of 60% to 120%. This percentage will be multiplied by the financial performance percentage derived from the matrix. The resulting product will then be multiplied by your fiscal 2008 target award amount to determine your preliminary bonus award for the year.

The Committee has designed the 2008 performance matrix and assigned individual goals to encourage teamwork among key management personnel as well as individual achievement.

Your target award for fiscal 2008 is $             which the Committee determined by taking into consideration past total annual compensation, current base salary, job responsibilities and past and expected job performance.

Your assigned individual goals for fiscal 2008 are:

Goals

Example:

Your target award for 2008 is $               . Assume that the Company’s operating cash flow for fiscal 2008 is $              , and net sales are $              . The percentage applicable under the financial performance matrix, therefore, is         %. Assume also that it is determined that your level of achievement of individual goals was 120% for the year. Your preliminary award is $                     (         % x 120% x $              ).

The preliminary award is subject to adjustment, upward or downward, by the Compensation Committee in its discretion. The Committee also has the discretion to alter the financial performance criteria and individual goals during the year and to decline to award any bonus should the Committee determine such actions to be warranted by a change in circumstances. Accordingly, no bonus is earned unless and until an award is actually made by the Committee after year-end.

The Committee can determine to pay awards on a current or deferred basis, or partly on each.

All awards are governed by the Plan provisions which control any inconsistency with this letter. A copy of the Plan is enclosed.

Please let me know if you have any questions. We wish you great success for 2008!

Very truly yours,

Thomas A. Maloof
Compensation Committee Chairman